Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces First Quarter Financial Results —
Comparable Store Sales Increased 14.9%
Diluted Earnings Per Share Increases to $0.20
•	Net sales increased 17.3% to $481.6 million with direct-to-consumer sales increasing 31%

•	$481.9 million of cash and marketable securities at quarter-end
     Fort Myers, FL — May 19, 2010 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2010 first quarter ended May 1, 2010.
First Quarter 2010 Financial Results
     The Company recorded net income of $35.4 million, or $0.20 per diluted share for the first quarter compared to net income of $14.5 million, or $0.08 per diluted share for last year’s first quarter. Last year’s first quarter 2009 results included non-cash impairment charges totaling approximately $5.1 million, net of tax. Excluding those impairment charges, the Company had net income for the first quarter of 2009 of $19.6 million, or $0.11 per diluted share.
Sales
     Net sales increased from $410.6 million in last year’s first quarter to $481.6 million in the current quarter. Consolidated comparable store sales increased 14.9% for the quarter compared to a 3.2% decrease for the like period last year. The Chico’s/Soma Intimates brands’ comparable store sales increased 14.8% compared to a 6.0% decrease for the like period last year, and the White House | Black Market (“WH|BM”) brand’s comparable store sales increased 15.3% compared to a 4.2% increase for the like period last year. Direct-to-consumer sales, not included in comparable store sales, increased approximately 31% for the 2010 first quarter over last year’s first quarter.

Gross Margin
     Gross margin increased from $233.4 million in last year’s first quarter to $281.6 million in the current quarter. Gross margin, expressed as a percentage of net sales, increased 170 basis points to 58.5% from 56.8% in the last year’s first quarter. The gross margin rate improvement was primarily attributable to lower markdowns at front-line stores, higher initial markups and continued gross margin improvement at Chico’s outlet stores resulting from increased penetration of made-for-outlet product.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) increased from $211.6 million in last year’s first quarter to $226.5 million in the current quarter. SG&A increased primarily due to a planned increase in marketing spend and higher store operating costs associated with new stores and the increase in sales. Excluding the impairment charges recognized in the first quarter of last year, the SG&A rate improved 250 basis points as a percentage of net sales due to the leverage resulting from positive comparable store sales.
     Store operating expenses increased by $8.5 million in the first quarter, primarily due to an increase in store personnel costs and credit card fees. However, expressed as a percentage of net sales, store operating expenses decreased 400 basis points due to the leverage resulting from positive comparable store sales.
     Marketing expenses increased by $11.2 million in the first quarter primarily due to planned increases related to television and print media campaigns. Expressed as a percentage of net sales, marketing expenses increased 170 basis points over the same period last year.
     National Store Support Center (“NSSC”) expenses, including corporate and other non-brand specific expenses, increased by $3.3 million in the first quarter mainly due to increased performance-based compensation. However, as a percentage of net sales, NSSC expenses decreased by 20 basis points due to the leverage associated with improved comparable store sales.
Inventories
     End of quarter inventory increased $14.7 million or approximately 10.1% from last year’s first quarter. Consolidated inventory at the end of the quarter increased 7.1% per selling square foot to $60 compared to $56 at the end of the last year’s first quarter. End of quarter inventory for the WH|BM brand decreased approximately 4.6% per selling square foot over the same period last year, while Chico’s brand inventory increased approximately 7.5% quarter over quarter.
Cash and Marketable Securities
     Cash and marketable securities at the end of the quarter increased to $481.9 million from $325.0 million at the end of the first quarter fiscal 2009 and from $423.5 million as of the end of fiscal 2009.
Cash Flow
     Net cash provided by operating activities for the fiscal quarter increased by $10.5 million over the same period last year primarily as a result of the increases in net income and accounts payable and accrued liabilities, which were partially offset by the increase in inventories. The Company’s capital expenditures were $15.3 million in the first quarter of fiscal 2010 versus $12.7 million in fiscal 2009’s first quarter.

ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,104 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 598 boutique and 50 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market currently operates 334 boutique and 17 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
Soma Intimates is the Company’s developing concept with 100 boutique stores and 5 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 1, 2010		May 2, 2009
		% of		% of
	Amount	Sales	Amount	Sales
Net Sales:
Chico’s/Soma Intimates	$336,700	69.9	$287,922	70.1
White House | Black Market	144,888	30.1	122,721	29.9

Net sales	481,588	100.0	410,643	100.0
Cost of goods sold	200,008	41.5	177,255	43.2

Gross margin	281,580	58.5	233,388	56.8

Selling, general and administrative expenses:
Store operating expenses	168,648	35.0	160,195	39.0
Marketing	29,080	6.0	17,834	4.3
National Store Support Center	28,800	6.0	25,534	6.2
Impairment charges	—	—	8,058	2.0

Total selling, general and administrative expenses	226,528	47.0	211,621	51.5

Income from operations	55,052	11.5	21,767	5.3
Interest income, net	450	0.0	1,022	0.2

Income before income taxes	55,502	11.5	22,789	5.5
Income tax provision	20,100	4.1	8,300	2.0

Net income	$35,402	7.4	$14,489	3.5

Per share data:
Net income per common share—basic	$0.20		$0.08

Net income per common and common equivalent share—diluted	$0.20		$0.08

Weighted average common shares outstanding—basic	177,336		177,221

Weighted average common and common equivalent shares outstanding—diluted	178,833		177,692

Dividends declared per share	$0.08		—

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	May 1,	January 30,	May 2,
	2010	2010	2009
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$32,694	$37,043	$95,394
Marketable securities, at fair value	449,167	386,500	229,585
Receivables	3,857	3,922	31,387
Income tax receivable	631	312	1,055
Inventories	160,448	138,516	145,777
Prepaid expenses	25,546	24,023	24,250
Deferred taxes	10,684	9,664	16,807

Total Current Assets	683,027	599,980	544,255

Property and Equipment:
Land and land improvements	22,043	21,978	18,763
Building and building improvements	82,440	82,169	74,562
Equipment, furniture and fixtures	398,132	388,392	376,827
Leasehold improvements	414,369	412,834	417,427

Total Property and Equipment	916,984	905,373	887,579
Less accumulated depreciation and amortization	(405,140)	(383,844)	(347,764)

Property and Equipment, Net	511,844	521,529	539,815

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	38,755	36,321	36,304
Other assets, net	25,119	25,269	4,757

Total Other Assets	199,578	197,294	176,765

	$1,394,449	$1,318,803	$1,260,835

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$101,570	$79,219	$69,114
Accrued liabilities	126,720	95,862	102,160
Current portion of deferred liabilities	19,622	19,625	18,952

Total Current Liabilities	247,912	194,706	190,226

Noncurrent Liabilities:
Deferred liabilities	139,600	142,179	155,073

Stockholders’ Equity:
Common stock	1,787	1,781	1,773
Additional paid-in capital	272,153	268,109	257,247
Retained earnings	732,741	711,624	656,467
Other accumulated comprehensive income	256	404	49

Total Stockholders’ Equity	1,006,937	981,918	915,536

	$1,394,449	$1,318,803	$1,260,835

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 1,	May 2,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,402	$14,489

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	23,362	24,631
Deferred tax (benefit) expense	(3,640)	3,206
Stock-based compensation expense	2,831	2,129
Excess tax benefit from stock-based compensation	(707)	—
Impairment charges	—	8,058
Deferred rent expense, net	299	632
Loss on disposal of property and equipment	1,588	750
Decrease (increase) in assets —
Receivables, net	65	2,606
Income tax receivable	(319)	10,651
Inventories	(21,932)	(13,364)
Prepaid expenses and other	(1,373)	(2,204)
Increase in liabilities —
Accounts payable	15,203	12,572
Accrued and other deferred liabilities	28,684	4,848

Total adjustments	44,061	54,515

Net cash provided by operating activities	79,463	69,004

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities	(62,816)	12,482
Purchases of property and equipment	(15,264)	(12,709)

Net cash used in investing activities	(78,080)	(227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	920	138
Excess tax benefit from stock-based compensation	707	—
Dividends paid	(7,136)	—
Repurchase of common stock	(223)	(70)

Net cash (used in) provided by financing activities	(5,732)	68

Net (decrease) increase in cash and cash equivalents	(4,349)	68,845
CASH AND CASH EQUIVALENTS, Beginning of period	37,043	26,549

CASH AND CASH EQUIVALENTS, End of period	$32,694	$95,394

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS
(in thousands, except per share amounts)
Thirteen Weeks Ended May 2, 2009

Net income:

GAAP basis	$14,489
Add: Impact of impairment charges	8,058
Less: Tax effect on impairment charges	(2,933)

Non-GAAP adjusted basis	$19,614

Net income per diluted share:

GAAP basis	$0.08
Add: Impact of impairment charges, net of tax	0.03

Non-GAAP adjusted basis	$0.11

Chico’s FAS, Inc.
Boutique Count and Square Footage
As of May 1, 2010

	Beginning	New		As of
	of 2010	Stores	Closures	5/1/2010
Store count:

Chico’s frontline boutiques	599	—	(1)	598
Chico’s outlets	44	6	—	50
WH|BM frontline boutiques	333	2	(1)	334
WHBM outlets	17	—	—	17
Soma frontline boutiques	83	12	—	95
Soma outlets	4	1	—	5

Total Chico’s FAS	1,080	21	(2)	1,099

				Remodels/
				Relos and
	Beginning	New		change in	As of
	of 2010	Stores	Closures	SSF	5/1/2010

Net selling square footage:

Chico’s frontline boutiques	1,610,498	—	(2,325)	472	1,608,645
Chico’s outlets	121,554	14,266	—	—	135,820
WH|BM frontline boutiques	684,964	4,698	(2,177)	—	687,485
WHBM outlets	32,712	—	—	—	32,712
Soma frontline boutiques	161,541	24,544	—	(2,269)	183,816
Soma outlets	7,461	1,816	—	—	9,277

Total Chico’s FAS	2,618,730	45,324	(4,502)	(1,797)	2,657,755